Exhibit 99.19

May 12, 2008

To:	Kensington Financial Investments Ltd. (“KFIL”)
From:	Wingate Capital Ltd. (“WING”)

1.	Termination of Share Basket Option Transactions.

We refer to the Share Basket Option Transactions (the “Transactions”) between KFIL and WING, as described below:

Trade Date	Expiration Date	Basket	Strike Price	Reference Number
11/29/07	5/29/08	USD 250,000,000 aggregate principal amount of 12.5% E*TRADE Financial Corporation Springing Lien Notes due 2017	72.00%	613009941
11/2907	8/28/08	USD 250,000,000 aggregate principal amount of 12.5% E*TRADE Financial Corporation Springing Lien Notes due 2017	72.00%	613018127
11/29/07	11/28/08	USD 250,000,000 aggregate principal amount of 12.5% E*TRADE Financial Corporation Springing Lien Notes due 2017	72.00%	613009933
11/29/07	2/27/09	USD 250,000,000 aggregate principal amount of 12.5% E*TRADE Financial Corporation Springing Lien Notes due 2017	72.00%	613009937
11/29/07	5/29/09	USD 250,000,000 aggregate principal amount of 12.5% E*TRADE Financial Corporation Springing Lien Notes due 2017	72.00%	613018127
11/29/07	8/28/09	USD 250,000,000 aggregate principal amount of 12.5% E*TRADE Financial Corporation Springing Lien Notes due 2017	72.00%	613018131

Pursuant to this agreement (this “Agreement”), with respect to the Transactions, effective as of May 12, 2008 (the “Termination Date”) the Transactions shall be terminated and, other than the payment of the Termination Payment (as defined below), neither party shall have any further obligation to the other party in connection therewith subsequent to the Termination Date.

2.	Termination Payment.

In consideration of the parties’ agreement to terminate the Transactions, KFIL agrees to pay USD 37,452,891 (the “Preliminary Termination Payment”) to WING for value on or before May 30, 2008 (the “Payment Date”). The Preliminary Termination Payment was calculated by the Calculation Agent utilizing a fair market value with respect to the Transactions as of the Termination Date with interest accruing on the premiums until the Payment Date at the Fed Funds rate as of the Termination Date. The Preliminary Termination Payment shall be subject to adjustment as follows:

(i) The Preliminary Termination Date will be adjusted based on the actual Fed Funds rate for each day from (and including) the Termination Date to (but excluding) the Payment Date.

(ii) As soon as reasonably practicable following the Trade Date the Calculation Agent shall solicit a fairness opinion as to the Preliminary Termination Payment from an internationally recognized expert in the valuation of the Reference Obligation. The fairness opinion shall specify a range (the “Fairness Termination Payment Range”) within which the Preliminary Termination Payment must fall in order to be subject to such fairness opinion.

(a) If the Preliminary Termination Payment is within the Fairness Termination Payment Range, the Preliminary Termination Payment shall be the Termination Payment.

(b) If the Preliminary Termination Payment is not within the Fairness termination Payment Range, the Calculation Agent shall adjust the Preliminary Termination Payment by an amount (which may be a positive or negative amount) (the “Adjustment Amount”) equal to the amount required such that the aggregate of the Preliminary Termination Payment and the Adjustment Amount (the “Adjusted Preliminary Termination Payment”) is an amount equal to the median of the Fairness termination Payment Range, and the Adjusted Preliminary Termination Payment shall be the Termination Payment.

3.	Governing Agreement.

This Agreement shall be subject to and form a part of the ISDA Master Agreement between KFIL and WING dated as of November 29, 2007 (the “Master Agreement”).

4.	Representations and Warranties.

On the date of this Agreement each party makes to the other those representations and warranties set forth in Section 3(a) of the Master Agreement with references in such Section to "this Agreement" or "any Credit Support Document" being deemed references to this Agreement alone.

5.	Counterparts.

This Agreement (and each amendment, modification and waiver in respect of it) may be executed and delivered in counterparts (including by facsimile transmission), each of which will be deemed an original.

6.	Amendments.

No amendment, modification or waiver in respect of this Agreement will be effective unless in writing (including a writing evidenced by a facsimile transmission) and executed by each party or confirmed by an exchange of telexes or electronic messages on an electronic messaging system.

7.	Governing Law.

This Agreement will be governed by and construed in accordance with the laws of the State of New York without reference to the conflict of laws provisions thereof.

8.	Calculation Agent.

Citadel Limited Partnership.

Please confirm your agreement to the foregoing by signing below and returning it to us.

Very truly yours,

WINGATE CAPITAL LTD.
By: Citadel Limited Partnership, Portfolio Manger

By:/s/ Christopher L. Ramsay
Name: Christopher L. Ramsay
Title: Authorized Signatory

Confirmed as of the date first above written:

KENSINGTON FINANCIAL INVESTMENTS LTD.
By: Citadel Limited Partnership, Portfolio Manger

By:/s/ Christopher L. Ramsay
Name: Christopher L. Ramsay
Title: Authorized Signatory